Exhibit 99.5

THE CARVE-OUT BUSINESS

As previously reported, on March 23, 2016, Mercury Systems, Inc. (“Mercury”) and Microsemi Corporation (“Microsemi”) entered into a Stock Purchase Agreement (the “Purchase Agreement”), pursuant to which, subject to the satisfaction or waiver of certain conditions, Microsemi has agreed to sell all the membership interests in Microsemi LLC - RF Integrated Solutions (“RF LLC”) to Mercury (the “Acquisition”) for $300 million in cash on a cash-free, debt-free basis, subject to a working capital adjustment. RF LLC, directly and through subsidiaries, operates embedded security, RF and microwave, and custom microelectronics businesses of Microsemi (the “Carve-Out Business”). Set forth below is a brief summary of the Carve-Out Business.

Certain information discussed below may constitute “forward-looking statements” within the meaning of federal securities laws. Please refer to the cautionary language on forward-looking statements set forth in the Current Report on Form 8-K dated April 4, 2016, to which this Exhibit 99.5 has been filed as an exhibit.

References in this “The Carve-Out Business” section to “we,” “our,” “us,” and the “Company” refer collectively to Microsemi LLC – RF Integrated Solutions and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated. The Company consists of multiple legal entities operating under the Power and Microelectronics Group within Microsemi Corporation.

We are a leader in the design, development, and production of sophisticated electronic subsystems and components for use in high-technology products for defense and aerospace markets. Our defense electronics solutions include high-density memory modules, secure solid-state drives, secure GPS receiver modules, high-power RF amplifiers, millimeter-wave modules and subsystems, and specialized software and firmware for anti-tamper applications. Our customers, which include many significant defense prime contractors, outsource many of their electronic design and manufacturing requirements to us as a result of our specialized capabilities in packaging electronics for environments that are constrained in terms of size, weight and power (SWaP) requirements, a focus on security and the unique requirements of defense applications, and its expertise in RF and microwave technologies. Our products and technologies are used in a variety of defense applications, including missiles and precision munitions, fighter and surveillance aircraft, airport security portals, and advanced electronic systems for radar and electronic warfare.

We are primarily the combination of acquisitions made by Microsemi Corporation of White Electronic Designs Corporation, AML Communications, Endwave Defense Systems, and Arxan Defense Systems, Inc. We provide products in three distinct technology areas that are highly synergistic and work closely together to accelerate growth and advance next generation technologies. Our three technology focus areas are:

•	Custom Microelectronics. Our custom microelectronics products, designed and manufactured in our Phoenix, Arizona facility, include SWaP-efficient memory modules, secure solid state drives (“SSDs”), secure GPS receiver technologies, and custom microelectronic solutions for defense and aerospace customers.

•	Radio Frequency and Microwave Solutions. Our RF and microwave solutions products, manufactured in Camarillo, California with an engineering satellite office in San Jose, California, provide high-power, high frequency and broadband RF components and subsystems for defense and homeland security applications.

•	Embedded Security. Our embedded security solutions, provided through our West Lafayette, Indiana facility, include anti-tamper assessment and systems engineering services as well as proprietary firmware and software that are licensed to defense and commercial customers.

Custom Microelectronics - Key Markets, Products, and Programs

Our custom microelectronics products include SWaP-efficient memory modules, secure SSDs, secure GPS receiver modules, and other custom microelectronic solutions, primarily for defense and aerospace customers. Custom microelectronic products are generally sold directly to defense prime contractors or through select distributors, and customers generally require products to pass specific qualifications due to the demanding environmental requirements of defense applications (e.g., temperature, shock, etc.).

Missiles and Precision Ordinance. The missiles and precision ordinance market requires highly packaged (SWaP) guidance and navigation capabilities that can operate in extreme environments and often requires sophisticated security enhancements to protect against tamper and guidance interference. Examples of products and programs include the following:

•	Products: GPS receivers and circuit card assemblies.

•	Select Programs: Precision-Guided Kit (PGK), Paveway, Tomahawk, and classified wide-body aircraft navigation.

Aircraft. The Aircraft market demand is driven by the need to integrate more electronics content on a smaller physical footprint custom microelectronic solutions. Example products and programs include the following:

•	Products: Memory modules (SWaP-efficient memory), SSDs and custom solutions (custom-packaged multi-chip-modules for AESA radar and EW applications).

•	Select Programs: F-35 Joint Strike Fighter, P-8, KC-46, and F-16.

Radio Frequency and Microwave Solutions – Key Markets, Products and Programs

Our radio frequency and microwave solutions products include high power, high frequency, broadband RF components and subsystems provided to defense and homeland security customers. Our products are generally sold to defense prime contractors and have the ability to deliver superior signal integrity in demanding environments, including external pods on high-altitude aircraft, artillery batteries, and munitions. We have established relationships with key customers, including Raytheon and Boeing, that have led design wins on franchise programs that will extend into future years.

Missiles and Precision Ordinance. The missiles and precision ordinance market is the main market for compact RF components and assemblies used in guidance. Example products and programs include the following:

•	Products: Transceiver Subsystems (Ka-band transmitter/receiver with the ability to amplify, filter, and downconvert).

•	Select Programs: Small Diameter Bomb-II (“SDB-II”), Miniature Air Launched Decoy (“MALD”), and Phalanx Close-in Weapon System (CIWS).

Airborne Radar. The demand for airborne radar products is driven by SWaP constraints and signal integrity, leading to more highly- packaged RF and digital technologies that integrate multiple RF/digital functions in a single package. Example products and programs include the following:

•	Products: Signal sensing RF subsystems (LO-distribution / BIT subsystems and switched converter subsystems), DRFM subsystem (multi-function assemblies with digital functionality), and Gallium Nitride (GaN) Power Amplifiers (high performance solid state amplifiers).

•	Select Programs: AWACS, LCMR and G/ATOR.

Homeland Security. A key market for our next-generation RF scanning products is Homeland Security. Example products and programs include the following:

•	Products: Millimeter wave (mmw) transceivers (antenna mast for next generation ProVision security scanner and mmw imaging subsystems).

•	Select Programs: L-3 ProVision and L-3 ProVision 2.

Embedded Security - Key Markets, Products, and Programs

Our embedded security solutions include anti-tamper solutions providing full-service support to defense customers in security systems designed to protect against tampering, piracy, and reverse engineering. Our services and intellectual property products are generally sold to Tier 1 through Tier 3 military contractors, including the defense prime contractors and embedded computing providers. We also provide services and license technologies to customers in various commercial industries. We employ a services-led engagement business model for our security solutions products. In this model, we provide services, such as anti-tamper planning, critical program information (“CPI”) identification, and vulnerability assessments early on in the lifecycle of a military program. If successful, a customer typically engages us to implement the security plan that was developed, which often includes one or more intellectual property licenses.

Defense. In the defense market, we focus on assessments and program security planning and implementation for defense prime contractors and suppliers. Example products include the following:

•	Products, technologies and services: Security technologies, including scalable anti-tamper and information assurance products. Examples include: EnforcIT,

WhiteboxCRYPTO, and CodeSEAL. CPI identification, security/protection design, cryptography design and analysis, automated software analysis, vulnerability assessment, side channel analysis (DPA & DCA) testing and analysis, and blue team / red team.

Commercial. In the commercial market, demand for products and services is driven by increased reliance on the internet of things and networked devices. Example products and services include the following:

•	Products and Services: We have developed a product called CANGuard, which provides advanced security for the electronic communications and control architectures on a wide variety of vehicles. We are currently under contract to evaluate applying this technology to an automotive application.

Research & Development

Our research and development (“R&D”) expense is largely comprised of engineering salaries as well as outside engineering services and prototype services. As of December 31, 2015, we had 50 employees focused on research and development.

Manufacturing

Our Phoenix, Arizona facility manufactures our custom microelectronics products in International Organization for Standardization, or ISO, 9001:2008 and AS9100 quality system certified facilities. This is a DMEA certified trusted manufacturing facility and is primarily focused on advanced secure system-on-chip design, assembly, packaging, and test.

Our Camarillo, California facility manufactures our radio frequency and microwave products in ISO 9001:2008 and AS9100 quality system certified facilities. This facility is primarily focused on millimeter wave RF products up to 100GHz, gallium nitride-based power amplifiers and subsystems, analog and digital mixed signal system-on-chip capabilities, and custom modules for active electronically scanned arrays.

We do not manufacture hardware in our embedded security product line.

Competition

In the defense electronics market, we primarily compete based on performance, quality, durability, price, and on-time delivery. Competition discriminators for each of our technology focus areas are as follows:

•	Our custom microelectronics products compete primarily on their highly differentiated capabilities as they relate to SWaP-efficient memory and secure storage.

•	Our radio frequency and microwave solutions products specialize in high-power broadband amplifiers and subsystems (GaN) as well as integrated digital and RF solutions that are SWaP-C efficient.

•	In embedded security, we are a leading provider of unique security solutions to defense clients focused on areas such as anti-tamper, piracy and reverse-engineering.

Intellectual Property and Proprietary Rights

As of December 31, 2015, we held 19 patents of varying duration issued in the United States, including patents Microsemi has agreed in the Purchase Agreement it will transfer to us prior to closing. We file U.S. patent applications and, where appropriate, foreign patent applications. We also file continuations to cover both new and improved designs and products.

We also rely on a combination of trade secret, copyright, and trademark laws, as well as contractual agreements, to safeguard our proprietary rights in technology and products. In seeking to limit access to sensitive information to the greatest practical extent, we routinely enter into confidentiality and assignment of invention agreements with each of our employees and consultants and nondisclosure agreements with our key customers and vendors.

Backlog

As of January 3, 2016, we had a backlog of orders aggregating approximately $45.3 million.

Employees

As of December 31, 2015, we had 275 employees, of which almost all are employed on a full-time basis. Of our 275 total employees, 50 were in research and development, 9 in sales and marketing, 161 in manufacturing and customer support and 55 in general and administrative functions. All of our employees are located in the United States. We do not have any employees represented by a labor organization, and we believe that our relations with our employees are good.

Customers

Our customers consist mainly of defense prime contractors in the United States as well as distributors of our equipment. Some of our top customers include defense prime contractors such as L-3 Communications, Raytheon, and Boeing as well as distributors such as Arrow and Avnet.